Exhibit 99.5

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, I hereby consent to my being named in the Registration Statement on Form S-4 of Metavante Holding Company (to be renamed Metavante Technologies, Inc.) (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

/s/ James Neary
Name: James Neary

May 21, 2007